Sub-Advisory Agreement

between

Nomura Asset Management U.S.A. Inc.

and

Martin Currie Inc

AGREEMENT made this 22nd day of December, 2008 by and between Nomura Asset Management U.S.A. Inc., a New York corporation with its principal offices at Two World Financial Center, New York, New York (hereinafter called the “Advisor”) and Martin Currie Inc, a New York corporation with its principal offices at Saltire Court, 20 Castle Terrace, Edinburgh EH1 2ES (hereinafter called the “Sub-Advisor”).

WHEREAS, Nomura Partners Funds, Inc. (the “Corporation”) and the Advisor have entered into an Investment Advisory Agreement pursuant to which the Advisor is to act as investment advisor for Global Emerging Markets Fund (the “Fund”), a series of the Corporation and

WHEREAS, the Investment Advisory Agreement provides that the Advisor may engage the Sub-Advisor to furnish advisory services to the Fund;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Advisor and the Sub-Advisor agree as follows:

1. Duties: The Advisor may, in its discretion, appoint the Sub-Advisor to perform one or more of the following services with respect to all or a portion of the investments of the Fund. The Sub-Advisor enters into this Agreement on the basis that the Advisor is classified as a professional client under The Market in Financial Instruments Directive 2004/39/EC (level 1 directive) as supplemented by EU implementing directive 2006/73/EC (level 2 directive) and Commission Regulation (EC) No 1287/2006 (level 2 regulation – the implementing regulation). The services and the portion of the investments of the Fund to be advised or managed by the Sub-Advisor shall be as agreed upon from time to time by the Advisor and the Sub-Advisor. The Sub-Advisor shall pay the salaries and fees of all personnel of the Sub-Advisor performing services for the Fund relating to research, statistical and investment activities.

(a) Investment Management: If and to the extent requested by the Advisor, the Sub-Advisor shall, subject to the supervision of the Advisor, manage all or a portion of the investments of the Fund in accordance with the investment objective, policies and limitations provided in the Corporation’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the “1940 Act”) and rules thereunder, as amended from time to time, the Corporation’s policies and procedures (“Compliance Program”), as furnished to the Advisor by the Corporation, and such other limitations as the Corporation or Advisor may impose with respect to the Fund by notice to the Sub-Advisor. With respect to the portion of the investments of the Fund under its management (the “Portfolio”), the Sub-Advisor is authorized to make investment decisions on behalf of the Fund with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker-dealers as the Sub-Advisor may select. The Sub-Advisor may also be authorized, but only to the extent such duties are delegated in writing by the Advisor and to the extent permitted by applicable laws and regulations, to provide additional investment management services to the Fund, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money, or lending securities on behalf of the Fund. All investment management and any other activities of the Sub-Advisor shall at all times be subject to the control and direction of the Advisor and the Corporation’s Board of Directors.

(b) Subsidiaries and Affiliates: The Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Corporation and, if applicable, the Fund’s shareholders to the extent required pursuant to the 1940 Act and rules thereunder.

2. Information to be Provided to the Corporation and the Advisor: The Sub-Advisor shall furnish such reports, evaluations, certifications, financial statements, information or analyses to the Corporation and the Advisor as the Corporation’s Board of Directors or the Advisor may reasonably request as agreed with the Sub-Advisor from time to time (such agreement not to be unreasonably withheld or delayed), or as requested by the Corporation’s Board of Directors in the exercise of its duties mandated by the 1940 Act, or as the Sub-Advisor may deem to be desirable. Certifications will include, without limitation, quarterly certifications that the Sub-Advisor’s management of the Fund’s assets is in compliance with the Fund’s investment objectives and policies as listed in the Corporation’s Registration Statement, with the Advisor’s and the Sub-Advisor’s policies and procedures (including the Advisor’s and the Sub-Advisor’s Code of Ethics adopted under Rule 17j-1) and with the policies, procedures and restrictions that the Corporation has provided in writing, or if the Sub-Advisor was not in compliance during the quarter, an explanation of what the Sub-Advisor has done to seek to ensure such compliance in the future. Reports may include, without limitation, a written report concerning the Sub-Advisor’s Code of Ethics and compliance program, which complies with the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act, and a written report to the Corporation following and reporting on the review under Rule 206(4)-7(b) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Upon request, the Sub-Advisor will provide the Corporation’s Chief Compliance Officer with access to the Sub-Advisor’s officers and employees, offices, books and records and with such information as he may reasonably request. With respect to violations of the Sub-Advisor’s Code of Ethics or compliance program that directly affect the Corporation or the Fund, the Sub-Advisor will permit representatives of the Corporation to examine reports (or summaries of reports), and books and records relating to such violations. The Sub-Advisor will notify and forward promptly to the Advisor (or its delegate) any communications or information the Sub-Advisor may receive with respect to claims against or involving the Corporation, a Fund or corporate actions relating to the Corporation or a Fund. The Sub-Advisor will be responsible for instructing how corporate actions relating to the Corporation or a Fund are responded to.

Annually the Sub-Advisor will provide materials and information to the Advisor, which will be provided to the Board of Directors of the Corporation in connection with the review and approval of the Investment Advisory Agreement and Sub-Advisory Agreements, including but not limited to, the following: updates to the Sub-Advisor’s Form ADV and schedules thereto, financial statements, profitability reports relating to the Sub-Advisor’s relationship with the Fund (to the extent information is available based on records maintained by the Sub-Advisor), responses to Section 15 questionnaire, comparative fee and performance data and such other information as the Directors may reasonably request.

The Sub-Advisor shall create and maintain all necessary records in accordance with applicable law and regulation (including the 1940 Act and the rules thereunder). All such records shall be the property of the Corporation and shall be available for inspection by the Commission, the Corporation or any person retained by the Corporation at all times during normal business hours. The parties agree and understand that the Sub-Advisor may retain copies of such records as required by applicable law.

3. Brokerage: In connection with the services provided under subparagraph (a) of paragraph 1 of this Agreement, the Sub-Advisor shall place all orders for the purchase and sale of Fund securities for the Fund’s account with brokers or dealers selected by the Sub-Advisor, which may include brokers or dealers affiliated with the Advisor or Sub-Advisor, in accordance with the Sub-Advisor’s Best Execution Policy, its Conflicts Management Disclosure Statement, applicable law, regulations and the Corporation’s procedures furnished to the Advisor. In accordance with the foregoing, The Sub-Advisor shall use its best efforts to seek to execute Fund transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or to the other accounts over which the Sub-Advisor or Advisor exercise investment discretion. The Sub-Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor has with respect to accounts over which it exercises investment discretion. The Sub-Advisor shall provide the Advisor and the Directors of the Corporation periodic reports of the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

4. Compensation: For services provided under paragraph 1 of this Agreement, the Advisor agrees to pay the Sub-Advisor a monthly Investment Management Fee. The Investment Management Fee shall be as set out in Schedule 1.

5. Expenses: It is understood that each of the Fund and the Corporation will pay all of its respective expenses other than those expressly stated to be payable by the Sub-Advisor hereunder or by the Advisor under the Advisory Agreement with the Corporation.

6. Interested Persons: It is understood that Directors, officers, and shareholders of the Corporation are or may be or become interested in the Advisor or the Sub-Advisor as directors, officers or otherwise and that directors, officers and shareholders of the Advisor or the Sub-Advisor are or may be or become similarly interested in the Corporation, and that the Advisor or the Sub-Advisor may be or become interested in the Corporation as a shareholder or otherwise.

7. Services to Other Companies or Accounts: The services of the Sub-Advisor to the Advisor are not to be deemed to be exclusive, the Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities are in accordance with the Sub-Advisor’s Conflicts Management Disclosure Statement and do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Advisor’s ability to meet all of its obligations hereunder. The Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Advisor or the Corporation.

8. Limitation of Liability; Indemnification.

(a) Limitation of Liability. Except as provided in this Agreement and as may otherwise be provided by the 1940 Act or other federal securities laws, the Advisor and its respective officers, directors, employees, agents, representatives or persons controlled by them (collectively, the “Related Parties”) on the one hand, and the Sub-Advisor and the Sub-Advisor’s Related Parties on the other hand, will not be liable to each other, the Corporation, the Fund or any shareholder of the Fund for any error or judgment, mistake of law, or any loss arising out of any investment or other act or omission in the course of, connected with, or arising out of any services to be rendered under this Agreement, except that the Advisor, the Sub-Advisor and any respective Related Party will be so liable by reason of conduct that constitutes willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, the Advisor acknowledges that its obligations and liabilities with respect to the Corporation and the Fund are governed by the Investment Advisory Agreement.

(b) Sub-Advisor Indemnity to the Advisor. The Sub-Advisor agrees to indemnify and defend the Advisor, the Advisor’s Related Parties, or any affiliate of the Advisor or such affiliate’s respective Related Parties, for any loss, liability, cost, damage, or expenses (including reasonable investigation and defense costs and reasonable attorneys fees and costs) arising out of any claim, demand, action, suit, or proceeding arising out of (i) the Sub-Advisor’s conduct that constitutes willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, or (ii) any actual or alleged material misstatement or omission in the Corporation’s registration statement with respect to the Fund, any proxy statement, or communication to current or prospective investors in the Fund arising from disclosure about the Sub-Advisor or the Fund provided to the Advisor or the Fund by the Sub-Advisor.

(c) The Advisor Indemnity to Sub-Advisor. The Advisor agrees to indemnify and defend the Sub-Advisor, the Sub-Advisor’s Related Parties, or any affiliate of the Sub-Advisor or such affiliate’s respective Related Parties, for any loss, liability, cost, damage, or expenses (including reasonable investigation and defense costs and reasonable attorneys fees and costs) arising out of any claim, demand, action, suit, or proceeding arising out of (i) the Advisor’s conduct that constitutes willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement; (ii) any action properly taken by the Sub-Advisor acting upon any instruction from the Advisor to the Sub-Advisor to arrange investments or issue trading instructions prior to receipt by the Sub-Advisor of cleared funds; or (iii) any actual or alleged material misstatement or omission in the Corporation’s registration statement with respect to the Fund, any proxy statement, or other communication to current or prospective investors in the Fund (other than a misstatement or omission arising from disclosure about the Sub-Advisor or the Fund provided to the Advisor or the Fund by the Sub-Advisor).

(d) Indemnification Procedures. Promptly after receipt of notice of the commencement of any action by a party seeking to be indemnified under this Section 8 (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under this Section 8 (the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to any Indemnified Party otherwise than under the provisions of this Agreement, and will relieve it from liability under this Agreement only to the extent that such omission results in the forfeiture by the Indemnifying Party of rights or defenses with respect to such action. In any action or proceeding, following provision of proper notice by the Indemnified Party of the existence of such action, the Indemnifying Party will be entitled to participate in any such action and, to the extent that it will wish, participate jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel of its choice (unless any conflict of interest requires the appointment of separate counsel), and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of the action, the Indemnifying Party will not be liable to such Indemnified Party under this Agreement for any legal expense of the other counsel subsequently incurred without the Indemnifying Party’s consent. The Indemnified Party will cooperate in the defense or settlement of claims so assumed. The Indemnifying Party will not be liable under this Agreement for the settlement by the Indemnified Party for any claim or demand unless the Indemnifying Party has previously approved the settlement in writing or it has been notified of such claim or demand and has failed to provide a defense in accordance with the provisions hereof. In the event that any proceeding involving the Indemnifying Party will be commenced by the Indemnified Party in connection with the Agreement, or the transactions contemplated under this Agreement, and such proceeding will be finally determined by a court of competent jurisdiction in favor of the Indemnifying Party, the Indemnified Party will be liable to the Indemnifying Party for any reasonable attorney’s fees and direct costs relating to such proceedings. The indemnifications provided in this Section 8 will survive the termination of this Agreement.

9. Confidentiality:

(a) Nondisclosure by Sub-Advisor. The Sub-Advisor agrees that the Sub-Advisor will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever, except as authorized in this Agreement or specifically by the Advisor or the Fund, or if this disclosure or use is required by federal or state regulatory authorities or by a court, or is required in connection with the performance by the Sub-Advisor of its duties and obligations to the Fund under this Agreement.

(b) Nondisclosure by Advisor. The Advisor agrees that the Advisor will not disclose or use any records or confidential information obtained pursuant to this Agreement or any other agreement between the Advisor and the Sub-Advisor in any manner whatsoever, except as authorized in this Agreement or specifically by the Sub-Advisor, or if this disclosure or use is required by federal or state regulatory authorities or by a court.

(c) Nondisclosure Exceptions. Paragraphs (a) and (b) above shall not apply to information that (i) is already publicly available and (ii) was lawfully obtained other than pursuant to this Agreement provided that neither party may use such information in marketing materials without the prior consent of the other party. In addition, the Sub-Advisor may disclose the investment performance of the Fund; provided that the disclosure does not reveal the identity of the Advisor or the Fund. The Sub-Advisor may also disclose that the Advisor and the Fund are the Sub-Advisor’s clients, provided that the disclosure does not reveal the investment performance or the composition of the portfolio of the Fund.

10. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 10, this Agreement shall continue in force for a period of two years from the date hereof and shall continue in force from year to year thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Corporation’s Board of Directors or by vote of a majority of the outstanding voting securities of the Fund.

(b) This Agreement may be modified by mutual consent of the Advisor, the Sub-Advisor and the Corporation (by its Board of Directors and, if applicable, the Fund’s shareholders) subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the “Commission”) or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 10, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Directors of the Corporation who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) Either the Advisor or the Sub-Advisor may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its board of directors, or with respect to the Corporation, by vote of a majority of the Fund’s outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment or in the event of the termination of the Investment Advisory Agreement.

11. Representations and Covenants of the Advisor

The Advisor represents and covenants to the Sub-Advisor as follows:

(a)	It is duly organized and validly existing under the laws of the State of New York with the power to own and possess its assets and carry on its business as the business is now being conducted.

(b)	The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary actions and by the Board of Directors of the Corporation, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Advisor.

(c)	It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

(d)	It has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met by the Advisor in order to perform the services contemplated by this Agreement.

(e)	It (i) is registered with the SEC as an investment adviser under the Advisers Act, (ii) is registered and licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so licensed, and (iii) will promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Advisor from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

(f)	It acknowledges that it has received a copy of the Sub-Advisor’s Form ADV at least 48 hours prior to the execution of this Agreement and has delivered a copy of the same to the Fund.

(g)	The Corporation is, or will be prior to commencing operations, registered as an open-end management investment company under the 1940 Act and the Fund’s shares are (or will be prior to commencing operations) registered under the Securities Act of 1933 and under any applicable state securities laws.

(h)	It will carry out its responsibilities under this Agreement in compliance with (i) federal and state law, including securities law, governing its activities; (ii) the Fund’s investment objective(s), policies, and restrictions, as set out in the Prospectus, as amended from time to time; and (iii) any policies or directives as the Board may from time to time establish or issue and communicate to the Sub-Advisor in writing. The Fund will promptly notify the Advisor in writing of changes to (ii) or (iii) above, and upon receipt of such notice, the Advisor will promptly notify the Sub-Advisor in writing of such changes to (ii) or (iii) above.

(i)	It acknowledges that it has received a copy of the Sub-Advisor’s Best Execution Policy, its Conflicts Management Disclosure Statement and Investment Risks Statement.

12. Representations and Covenants of the Sub-Advisor

The Sub-Advisor represents and covenants to the Advisor as follows:

(a)	It is duly organized and validly existing under the laws of the State of New York with the power to own and possess its assets and carry on its business as this business is now being conducted.

(b)	The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its board of directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Advisor’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Advisor.

(c)	It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

(d)	It has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement. In particular it is authorized and regulated by the United Kingdom Financial Services Authority.

(e)	It (i) is registered with the SEC as an investment adviser under the Advisers Act, (ii) is registered or licensed as an investment adviser under the laws of jurisdictions in which its activities require it to be so registered or licensed, and (iii) will promptly notify the Advisor and the Corporation of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

(f)	It has provided the Advisor with a copy of its Form ADV and will, promptly after making any material amendment to Part II of its Form ADV, furnish a copy of such amendments to the Advisor. The information contained in the Sub-Advisor’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(g)	It will carry out its responsibilities under this Agreement in compliance (i) with federal and state law, including securities law, governing its activities; (ii) the Fund’s investment objective(s), policies, and restrictions, as set out in the Prospectus and SAI, as amended with the agreement of the Sub-Advisor from time to time; and (iii) any policies or directives as the Board of Directors of the Corporation may from time to time establish or issue and communicate to the Sub-Advisor in writing. The Advisor will use its best efforts to provide at least 60 days’ advance written notice to the Sub-Advisor of changes to (ii) or (iii) above.

(h)	It is not to the best of its knowledge the subject of any proceeding, investigation or inquiry brought by the Commission, the Financial Industry Regulatory Authority (“FINRA”) (or any other self-regulatory organization) or any other federal or state regulator with respect to the types of services for which it is being appointed herein or which could have a material impact on its ability to fully perform any of the services to be rendered hereunder.

13. Survival: All representations and warranties made by the Sub-Advisor and the Advisor in this Agreement will survive for the duration of this Agreement and the parties to this Agreement will notify each other in writing immediately upon becoming aware, but in no event later than five (5) days after becoming aware, that any of the foregoing representations and warranties are no longer true.

14. Limitation on Consultation: In accordance with Rule 17a-10 under the 1940 Act and any other applicable law, the Sub-Advisor will not consult with any other sub-advisor to the Fund or any sub-advisor to any other portfolio of the Fund or to any other investment company or investment company series for which the Advisor serves as investment adviser concerning transactions for the Fund in securities or other assets, except to the extent necessary to ensure the Fund’s compliance with the requirements of Rule 12d3-1(a) and (b) under the 1940 Act.

15. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without giving effect to the choice of laws provisions thereof. The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

16. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

18. Proxy Voting. Provided the custodian has timely forwarded the relevant proxy materials to the Sub-Advisor’s designated proxy voting administrator, the Sub-Advisor will vote all proxies solicited by or with respect to the issuers of securities in which assets of the fund account may be invested from time to time. The Advisor shall instruct the custodian to forward or cause to be forwarded to the Sub-Advisor (or its designated agent) all relevant proxy solicitation materials.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

NOMURA ASSET MANAGEMENT U.S.A. INC.

/s/ Shigeru Shinohara
By:	Shigeru Shinohara
Title:	President

MARTIN CURRIE INC

/s/ James Fairweather
By:	James Fairweather
Title:	Director

Schedule 1 - Fees and Charges

The Sub-Advisor will receive a fee equal to:

0.60 % on the first $1 billion

0.55 % on the next $1 billion

0.50 % on the balance in excess of $2 billion

of the net asset value of the Portfolio per annum (the “Investment Management Fee”).

The Investment Management Fee shall be payable monthly in arrears and shall be calculated on the basis of the average daily net assets of the Portfolio . The Management Fee shall accrue from day to day in each month.

The Advisor will provide the Sub-Advisor with a breakdown showing the method of calculation of the Investment Management Fee together with payment of the Investment Management Fee within 30 days of each month end.